Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
+1.813.273.3000

Syniverse Technologies Announces

Pricing of Private Offering of

Senior Subordinated Notes

Tampa, Fla. – August 22, 2005 – Syniverse Technologies, Inc., a wholly owned subsidiary of Syniverse Holdings, Inc. (NYSE: SVR), announced today that Syniverse Technologies, Inc. has agreed to sell $175.0 million principal amount of 7 3/4% senior subordinated notes due 2013 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The closing of the sale is expected to occur on August 24, 2005 and is subject to customary closing conditions. Syniverse intends to use the net proceeds from the offering to repurchase its outstanding 12 3/4% senior subordinated notes due 2009 pursuant to a previously announced tender offer and to pay related fees and expenses.

The 7 3/4% senior subordinated notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. Syniverse intends to offer to exchange the unregistered 7 3/4% senior subordinated notes for substantially identical registered senior subordinated notes following the completion of this offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com